2005 Preliminary Financial Report (unaudited)

for the year ending 31 December 2005

ARBN 103 340 227

Directors’ Report

Your directors submit their preliminary report for the year ended 31 December 2005. This preliminary financial report is based on accounts which are subject to, and in the process of audit. We do not expect dispute or qualification of the accounts. However, due to a comment letter in process with the United States Securities and Exchange Commission, we are currently reviewing the original purchase price allocation related to the Global Doctor acquisition done in 2003. Any financial statement impact related to this review or the disposal of this subsidiary cannot be estimated at this time, nor can the period of effect be confirmed, however, we do expect to record some impact, at some period, in our financial statements. Beyond this specific item, there is the potential for other financial statement changes due to the audit still in process. Any changes will be disclosed at the time of our final filing.

We caution you not to rely on these unaudited financial statements regarding any investment decisions, until such time that the final audited financial statements are made available at the end of March 2006.

PRINCIPAL ACTIVITIES

MedAire is in the business of protecting the health, safety and security of people as they work, travel and/or live beyond the reach of their customary sources of care and safety. We provide this protection by acting as a client’s single source for emergency information and real-time assistance regardless of where in the world they are located — in the air, on land or at sea. MedAire both proactively provides relevant expert information to clients to prevent or mitigate risks, and reactively provides real-time expert advice and subsequent coordination of appropriate resources, should a client’s health, safety or security be at risk.

The core capabilities that enable us to provide health, safety and security services on a global basis include:

• A Global Response Center (“GRC”) that operates twenty-four hours a day, seven days a week and 365 days a year (24/7/365) which allows us to provide our clients guidance and assistance for managing health, safety or security emergencies and to coordinate logistics so that our clients or their employees or guests are able to access local medical or security assistance services;

•	Education, training and information programs to educate our clients and provide relevant consulting services; and

•	Resources such as medical kits to help manage health and security events and situations.

When the Company was founded in 1985, our primary focus was to provide medical expertise on a remote basis. Our name “MedAire” was very apropos at the time since we were transmitting medical information “through the air.” In 2002, we added safety and security information, capability and expertise to our service portfolio. At that time, we enhanced the MedAire logo with the tag-line “A Health and Security Company.”

We believe that real-time expert information and advice to assist globally mobile people with their health, safety and security concerns is an emerging industry, which we refer to as the global assistance industry. Companies participating in the global assistance industry include those companies with mobile technologies for transmitting relevant information (medical data, geographic position, environmental data, etc.), communications companies with infrastructure to facilitate such transmissions, and companies with relevant subject matter experts who can help to resolve health, safety or security concerns. Today, companies searching for this type of solution include those with employees, customers and/or guests in remote environments where appropriate health, safety, or security assistance is not available. While remote is often thought of as being a physical status (in flight or aboard a ship, for example), it can also be a social situation, because linguistic, cultural and political differences can be just as isolating.

Currently, the markets we believe to be seeking access to real-time health, safety and security advice and guidance include:

—	Business Aviation;

—	Commercial Aviation;

—	Private Maritime (Yachts);

—	Commercial Maritime;

—	Business Travelers; and

—	U.S. Federal Government (primarily military).

We plan to continue to grow by expanding deeper into each of our current markets by leveraging our brand, relationships and expertise to find new clients and develop more services and products to sell to existing clients. We sell most of our services under annuity contracts ranging in term from one to five years. Our pricing is, therefore, based on the time period the contract covers, rather than the number of calls a client makes to our GRC. We do offer some transaction-priced services, such as medical evacuations, but in all sales efforts or businesses, our focus is on providing annuity-based services and products and a limited number of transactional services and products that can be converted into annuity types of client relationships. Approximately 80% of our 2005 revenues were derived from annuity type contracts versus 20% of revenue being transaction based.

REVIEW AND RESULTS OF OPERATIONS

Operating Results for the Year

Revenue for the full year 2005, as forecasted in the April 2005 investor briefing, was expected to be USD $28.0 million, up 10% from the previous year. Actual revenue for the full year 2005 was USD $28.4 million.

For the full year, as forecasted in the April 2005 investor briefing, EBITDA was expected to increase 33% over 2004 to USD $1.3 million. Actual EBITDA for the full year 2005, exclusive of costs incurred related to filing our Registration Statement on Form 10 with the United States Securities and Exchange Commission (SEC), and legal costs incurred related to shareholder actions, both items which were unanticipated, was USD $1.3 million. Costs incurred related to the SEC were USD $0.6 million and legal costs incurred related to shareholder actions were USD $0.2 million during the fiscal year 2005. Actual EBITDA for the full year 2005 inclusive of all costs was USD $0.5 million.

The following table sets forth the historical revenue mix of the company expressed as a percentage of total revenues as well as the costs of revenues expressed as a percentage of their respective revenue types for each period. We believe that the period-to-period comparisons of our operating results may not be indicative of results for any future period.

	31 Dec 2005	31 Dec 2004
Revenues, net
Service	67.1%	63.1%
Equipment	20.9%	25.4%
Education	12.0%	11.5%

Total revenues, net	100.0%	100.0%
Costs of revenues
Service	64.9%	67.7%
Equipment	71.2%	69.2%
Education	53.2%	57.7%

Total costs of revenues	64.8%	66.9%

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues

Revenues in the year ended 31 December 2005 were USD $28.4 million compared to USD $25.4 million in the year ended 31 December 2004, an increase of USD $3.0 million or 12%. No one customer accounted for more than 10% of our revenues in the years ended 31 December 2005 or 2004.

Service Revenues. Our service revenues increased to USD $19.0 million in the year ended 31 December 2005 from USD $16.0 million in the year ended 31 December 2004, an increase of 19%. The increase in service revenues was related to an increase of USD $1.7 million in GlobaLifeline services and a USD $1.3 million increase in MedLink services. Revenue from GlobaLifeline services includes membership and access fees, patient consultations, evacuations, security services and web based information services. The increase in GlobaLifeline services was primarily driven by an increased demand for security consulting services, increased revenue from our Global Doctor clinics, as well as a slight increase in demand for medical evacuations and consultations. The increase in MedLink services was primarily driven by an increase in business aviation customers in the U.S. and Europe and to a lesser extent, an increase in maritime customers as well as increased billings to our existing commercial aviation customers. Service revenues represented 67% and 63% of our total revenues for the years ended 31 December 2005 and 2004, respectively.

Equipment Revenues. Our equipment revenues decreased to USD $5.9 million in the year ended 31 December 2005 from USD $6.4 million in the year ended 31 December 2004, a decrease of 8%. The decrease in equipment revenues, principally representing medical kits and kit repairs, was primarily the result of the U.S. Federal Aviation Administration’s (FAA) regulation that mandated all U.S. commercial aircraft carry new medical kits onboard. The regulation was effective April 2004, and caused strong demand in the first half of 2004 from clients upgrading or replacing their kits to meet new regulations. We did not expect to sustain the 2004 equipment revenue growth rate in future years. The decrease in equipment revenue related to the commercial aviation market was approximately USD $0.7 million which was slightly offset by a USD $0.2 million increase in kits and pharmaceuticals for the private and commercial maritime markets. Equipment revenues represented 21% and 25% of total revenues for the years ended 31 December 2005 and 2004, respectively.

Education Revenues. Our education revenues increased to USD $3.4 million in the year ended 31 December 2005 from USD $2.9 million in the year ended 31 December 2004, an increase of 16%. The increase in education revenues primarily relates to an increased business aviation client base requiring education services and to a much lesser extent, a slight increase in education services provided to the federal government. Education revenues represented 12% of total revenues for the years ended 31 December 2005 and 2004.

Cost of Revenues

Cost of Service Revenues. Cost of service revenues consists primarily of the cost of providing 24/7/365 access and medical and security services to customers, including clinic operations and the operation of our Global Response Center (GRC). Our cost of service revenues increased to USD $12.3 million in the year ended 31 December 2005 from USD $10.8 million in the year ended 31 December 2004, an increase of 14%, representing 65% and 68% as a percentage of service revenues in the respective periods. The absolute dollar increase was primarily attributable to the increase in provider-related costs associated with security consulting as well as employee costs associated with security, this increase was approximately USD $0.7 million. In addition, there was a USD $0.4 million increase in cost to operate our Global Doctor clinics. The remaining increase related to increased costs for employees to service our increased MedLink customer base as well as the cost paid to providers for medical services related to the MedLink calls. The increase in margin was due to our ability to increase service revenues by 19% while only increasing costs 14%, primarily due to achieving economies of scale as our business grows. We expect service costs as a percentage of service revenue to vary from period to period depending upon product mix and the fluctuation in demand for medical evacuation and consultation services. We anticipate continuing to achieve economies of scale as our revenues grow and we continue to make operational efficiency improvements in service delivery.

Cost of Equipment Revenues. Cost of equipment revenues consists primarily of medical kit supplies as well as personnel costs to assemble the kits. Cost of equipment revenues decreased to USD $4.2 million in the year ended 31 December 2005 from USD $4.4 million in the year ended 31 December 2004, a decrease of 5%, representing 71% and 69% as a percentage of equipment revenues in the respective periods. The absolute dollar decrease of 5% was primarily attributable to the 8% decrease in equipment revenue. The decrease in margin primarily represented a small loss of economies of scale due to the 8% decrease in revenue. Although we were able to lower our material costs, our labor costs remained relatively consistent from year to year causing the slight deterioration in gross margin. In addition, the fulfillment of pharmaceutical sales to the maritime market is labor intensive and as those revenues grew in 2005, our margin was slightly negatively impacted. We anticipate as we work to grow medical kit revenues that we will regain the economies of scale resulting in an improved margin. In addition, we are reviewing our internal processes associated with pharmaceutical fulfillment in an effort to gain operational efficiencies to improve our margin in future periods.

Cost of Education Revenues. Cost of education revenues consists primarily of personnel related costs to produce and deliver training courses to our clients. Cost of education revenues increased to USD $1.8 million in the year ended 31 December 2005 from USD $1.7 million in the year ended 31 December 2004, an increase of 7%, representing 53% and 58% as a percentage of education revenues in the respective periods. The improvement in margin relates to efficiencies created in the delivery of services and the ability to hold costs relatively stable while growing revenue. We do not expect to continue seeing large improvements in the margins associated with education revenue as we feel we have achieved the economies of scale and plan to invest in curriculum development in future periods.

Operating Expenses

Sales and Marketing Expenses. Sales and marketing expenses consist primarily of compensation for the sales force and marketing and promotional costs to increase brand awareness in the marketplace and to generate sales leads. Sales and marketing expenses increased to USD $4.5 million in the year ended 31 December 2005 from USD $4.2 million in the year ended 31 December 2004, an increase of 9%. The increase reflected the additional staffing associated with the sales force, which was a factor in the revenue growth the Company experienced during the same period of 12%. In addition, the Company established a tele-leads marketing group to increase lead production for the sales staff. Sales and marketing expenses represented 16% of our total revenues for the years ended 31 December 2005 and 2004. We anticipate sales and marketing expense as a percentage of revenues to increase slightly in future periods as we make investments in market research and business development within our core markets that will be expected to drive future revenue growth.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, as well as outside professional fees. General and administrative expenses increased to USD $5.2 million in the year ended 31 December 2005 from USD $3.3 million in the year ended 31 December 2004, an increase of 56%. The increase is related to several different factors. Approximately USD $0.6 million of legal, accounting and increased staffing expenses incurred in the filing of our Registration Statement on Form 10 with the United States Securities and Exchange Commission, approximately USD $0.9 million in increased staffing and contractor costs necessary to manage and support the expansion of our operations particularly as they relate to the information technology (IT), finance, executive and investor relations departments, and to a lesser extent, increased legal fees for shareholder actions of approximately USD $0.2 million. General and administrative expenses represented 18% and 13% of our total revenues for the years ended 31 December 2005 and 2004, respectively. We anticipate general and administrative expenses will remain relatively consistent as we complete Form 10 and move to become compliant with the Commission’s rules and regulations, including those imposed in accordance with the Sarbanes-Oxley Act of 2002.

Depreciation and Amortization Expenses. Depreciation and amortization expenses consist primarily of depreciation related to computer equipment, software and furniture and fixtures as well as amortization of specifically identified intangible assets. Depreciation and amortization remained consistent at USD $1.0 million in the years ended 31 December 2005 and 2004.

Other Income and Expenses

Gain on Sale of Mining Rights Contract. We acquired the rights to a mining tenement as part of the acquisition of Global Doctor Limited. Gain on the sale of mining rights increased to USD $273,000 in the year ended 31 December 2005 from $67,000 in the year ended 31 December 2004 due to varying payments made by the buyer of the mining rights pursuant to the agreement.

Interest Income. Interest income increased to USD $43,000 in the year ended 31 December 2005 from USD $23,000 in the year ended 31 December 2004 primarily due to a higher cash balance during the year ended 31 December 2005.

Interest Expense. Interest expense decreased to USD $21,000 in the year ended 31 December 2005 from USD $43,000 in the year ended 31 December 2004, primarily due to the repayment of debt that was assumed as part of the Global Doctor acquisition.

Income Tax Expense. In accordance with SFAS No. 109 “Accounting for Income Taxes”, we established a valuation allowance against our net deferred tax assets as of December 31, 2004. This resulted in additional income tax expense of approximately USD$900,000 in the twelve months ended December 31, 2004. As defined by the standard, we believe it is more likely than not that its deferred tax assets may not be realized due to the history of losses we have sustained. Realization of a deferred tax asset is dependent on whether or not there will be sufficient taxable income in the future periods in which the net operating loss can be utilized as available under tax law. In future years as we have taxable income and the net operating loss carryforwards are utilized, the valuation allowance will be reduced and no income tax expense will be realized on the face of the income statement until such time that management believes the deferred tax assets are more likely than not to be realized. We had expectations of utilizing net operating losses in 2004 based on our projections. However, due to a change in product mix sold with increased evacuations that carry a lower margin and continuing losses from the Global Doctor operations, we did not meet projections as we have in prior periods. Therefore, it was determined a valuation allowance was required in 2004. Continued losses in 2005 support leaving the valuation allowance in place in 2005.

Review of Financial Condition

Liquidity and capital resources

As of 31 December 2005, we had unrestricted cash and cash equivalents of USD $1.6 million, an increase of $0.3 million from 31 December 2004. Our working capital, excluding the current portion of deferred revenues at 31 December 2005 was USD $6.8 million, compared to USD $6.2 million at 31 December 2004.

Our operating activities resulted in net cash flows of USD $1.2 million in 2005 and net cash used of USD $0.6 million in 2004. For the year ended 31 December 2005, cash outflows from net losses were offset by depreciation expense, collections on accounts receivable, and decreases in unbilled revenue slightly offset by an increase in prepaid expenses and other current assets. The cash used by operations in the year ended 31 December 2004 was primarily related to the following issue. During the latter half of 2004, we experienced a temporary increase in accounts receivable due to our inability to invoice our customers. This was the direct result of the implementation of an integrated enterprise-wide computer system. We believe this had a negative impact to cash flow of approximately USD $1.0 million in 2004. Collection of these accounts receivable positively impacted the operating cash flows in the first quarter of 2005.

Cash used in investing activities was USD $0.4 million in 2005 and USD $2.3 million in 2004, resulting primarily from the purchase of capital equipment in each of the two years, and the aggregate total cash consideration and related expense paid in connection with the MAS acquisition in 2004 as well as the long term asset investment in 2004.
Cash provided by financing activities totaled USD $0.5 million in 2005 and USD $0.3 million in 2004, resulting primarily from the proceeds from the exercise of common stock options offset by the restricted cash upon renewal of the line of credit, the repayment on the line of credit, and the repayment of a note payable, all in 2005, and proceeds from the exercise of common stock options in 2004.

Dividends

The Directors do not recommend the payment of a dividend and no dividends have been paid during the year.

SIGNIFICANT EVENTS AFTER THE BALANCE SHEET DATE

On December 17, 2005, our two largest shareholders, Best Dynamic Services Limited (“BDS”) and Joan Sullivan Garrett entered into Letter Agreements (the “Letter Agreements”) outlining mutual goals and strategies relating to the direction and control of the Company. The Letter Agreements were attached as exhibits to the Schedules 13D filed with the SEC by BDS and Ms. Garrett on December 27, 2005.

Upon the effectiveness of the Consent Resolutions, which we anticipate being 1 March 2006, we intend to report the occurrence of a change in control based primarily on the concerted actions taken by BDS and Ms. Garrett to replace the Company’s board of directors and to maintain ongoing control over the composition of the Company’s board of directors.

The Incentive Stock Option Agreement governing all stock options awarded pursuant to our Amended and Restated 1998 Key Employee Stock Option Plan (the “Plan”) provides that if the Company files a report or proxy statement with the SEC disclosing that a change in control has or may have occurred, a change of control will be deemed to have occurred for purposes of the Incentive Stock Option Agreement, and all outstanding stock options will become immediately vested and exercisable. Accordingly, the filing of the preliminary Information Statement with the SEC on January 27, 2006 resulted in the immediate vesting of all outstanding stock options. As of December 31, 2005, there were options to purchase 2,258,007 shares of our Common Stock outstanding under the Plan, 998,007 of which were immediately exercisable, and the balance of which became immediately exercisable upon filing of the preliminary Information Statement.

Under generally accepted accounting principles in the U.S., beginning in 2006, the Company is required to record compensation expense for employee stock options in its financial statements. Financial Accounting Standards (FAS) No. 123R provides that companies must measure the fair value of the options on their grant date and record compensation expense over the vesting period. Using the Black-Scholes valuation model, we expect that accelerated vesting of all unvested stock options outstanding under the Plan in connection with the above-described change of control will result in compensation expense of approximately USD $260,000 in January 2006. In general, employee options must be exercised within six months following retirement and one year following death, but in no event after the date 10 years after grant. If the option holder ceases to be employed by the Company for any reason other than retirement or death, the option is not exercisable after the date employment ends. However, options to purchase 208,615 shares of our Common Stock granted in 2003 to employees of our Global Doctor clinic operations remain exercisable until expiration of their 10 year term, regardless of when employment ends.
BDS and Mr. James E. Lara, our President & Chief Operating Officer, have advised the Company that they believe there is uncertainty in connection with the interpretation of the awarding, vesting and exercisability of his warrants as approved during the 2005 Annual General Meeting of Shareholders, and, in an effort to resolve any misunderstandings or ambiguities, BDS and Mr. Lara have entered into a letter agreement in which they acknowledge that upon effectiveness of the Consent Resolutions, 1 March 2006 (a) Mr. Lara has been awarded fully vested warrants to purchase a total of 580,000 shares of common stock at an exercise price of USD $0.68 per share, (b) no other warrants have been awarded or have vested, (c) the remaining warrants (1,160,000) will be cancelled and may be awarded in the future in equal increments on the condition that the Company exceeds EBITDA targets established by the board of directors of the Company for the fiscal years ending 31 December 2006 and 2007, respectively, (d) if awarded, the shares subject to the remaining warrants will vest and become exercisable if the Company’s EBITDA for the fiscal year ending 31 December 2007 equals or exceeds USD $5.6 million, (e) any vested warrants must be exercised while an employee of the Company, (f) while an employee of the Company, any vested warrants must be exercised no later than 31 December 2009 and (g) if Mr. Lara ceases for any reason to be an employee of the Company, all warrants which have not vested will lapse. The Company is not bound by this letter agreement, although BDS and Mr. Lara have advised the Company that it has been made a third party beneficiary thereto. We expect that accelerated vesting of Mr. Lara’s warrants with respect to 580,000 shares will result in compensation expense of approximately USD $180,000 in 2006.

On January 18, 2006, our board of directors approved the sale of the Global Doctor clinic operations to a buyer led by current management of such operations. Based on this approval, the Company and Global Health Care Pty Ltd executed a definitive Share Sale Agreement documenting the terms of the sale of all the Company’s shares in the subsidiaries that operate the Company’s Global Doctor clinic operations in exchange for US $1,000,000, $50,000 of which was received related to the execution of the agreement, and the balance of which is due and payable at a closing to be held within 60 days of execution. In December 2005, we began the transfer of the mining rights sale agreement from Global Doctor to MedAire. We expect any potential loss on disposition of Global Doctor will be offset by any future gain contingency related to the contract. Due to a comment letter in process with the United States Securities and Exchange Commission, we are currently reviewing the original purchase price allocation related to the Global Doctor acquisition done in 2003. Any financial statement impact related to this review or the disposal of this subsidiary cannot be estimated at this time, nor can the period of effect be confirmed, however, we do expect to record some impact, at some period, in our financial statements. Any changes will be disclosed at the time of our final filing. We expect the impact on our go-forward financial statements to be a decrease to revenue of approximately $3.5 million and a decrease to pre-tax loss of approximately $0.5 million on an annual basis. As part of the Share Sale Agreement, we will be entering into a preferred provider agreement with the new owners.

LIKELY DEVELOPMENTS

Likely developments in the 2006 financial year include:

•	A focus by the Company during 2006 to improve operational efficiencies in service delivery.

•	The product and service offerings for the Commercial Maritime market are being redesigned, tested and launched during 2006. This will result in a product/service offering that is much more attractive to the 35,000 vessels that are in our target market group.

•	The product and service offerings for the Business Aviation and GlobaLifeline markets are being redesigned and/or repackaged to be sold via channel partners, offering MedAire additional routes to market for its products and services.

•	We anticipate continued high legal costs to resolve the shareholder action in early 2006.

•	We anticipate continued SEC related costs throughout 2006 as we continue to follow the rules and regulations as imposed by the SEC as well as prepare for the internal control requirements specified in section 404 of the Sarbanes-Oxley Act of 2002.

FORWARD-LOOKING STATEMENTS

When we make statements containing projections about our accounting and finances, plans and objective for the future, future economic performance or when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making forward-looking statements. These statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. We make these statements in an effort to keep stockholders and the public informed about our business and have based them on our current expectations about future events. You should view such statements with caution. These statements are not guarantees of future performance or events. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Any of these factors, either alone or taken together, could have a material adverse effect on us and could change whether any forward-looking statement ultimately turns out to be true. Additionally, we assume no obligation to update any forward-looking statement as a result of future events or developments.

DIRECTORS

The names of the company’s directors in office during the financial year and until the date of this report are as follows. Directors were in office for this entire period unless otherwise stated.

Ms. Joan Sullivan Garrett, Chairman
Mr. James Lara, Executive Director
Mr. Terry Giles, Director
Dr. Roy Herberger, Director
Mr. Jim Williams, Director appointed 21 December 2005

Mr. Bernard Kerik, Director, appointed 14 May 2004, resigned 1 March 2005
Mr. James MacKenzie, Director, appointed 14 May 2004, resigned 7 July 2005

Signed in accordance with a resolution of the directors.

CEO and Chairman
Tempe, 27 February 2006

Appendix 4E

MedAire, Inc.
ARBN 130 340 227
Preliminary final report
Period ending 31 December 2005

Results for announcement to the market

Revenues from ordinary activities (item 2.1))		Up		12%	To $28,363
Loss for the period from ordinary activities after tax attributable
to members (item2.2)		Down		61%	To ($395)
Net loss for the period attributable to members (item2.3)		Down		61%	To ($395)
Dividends			Amount per security	Franked amount per security
Final dividend (item 2.4)
Interim dividend (item 2.4)			None proposed	None proposed

Record date for determining entitlements to the dividend ( item 2.5)	N/A

Brief explanation of any of the figures reported above (item 2.6)
Amounts are reported in US$000’s

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
	(unaudited)	(Restated) (1)

ASSETS (Note 4)

CURRENT ASSETS

Cash and cash equivalents ..................	$1,457,010	$1,140,632

Restricted cash (Note 4) ..................	500,000	—

Accounts receivable, net of allowance for doubtful accounts of $309,000 and $210,000 at December 31, 2005 and 2004, respectively ..................	3,960,678	4,937,753

Unbilled revenue ..................	777,017	997,279

Inventory ..................	431,488	465,409

Income taxes receivable ..................	—	148,870

Held for sale — Assets ..................	2,061,218	2,172,197

Prepaids and other current assets ..................	1,203,852	615,082

Total current assets ..................	10,391,263	10,477,222

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net (Notes 2 and 7).............	1,767,321	2,013,759

IDENTIFIABLE INTANGIBLES, net (Note 3) ..................	263,356	367,556

DEPOSITS ..................	111,187	50,589

OTHER LONG TERM ASSETS ..................	100,000	100,000

	$12,633,127	$13,009,126

CURRENT LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Line of credit (Note 4) ..................	$—	$200,000

Current maturities of capital lease obligations (Note 7) ..................	7,259	72,091

Held for sale — Liabilities ..................	537,432	905,892

Accounts payable (Note 10) ..................	573,517	959,839

Accrued expenses (Note 10 and 15) ..................	2,455,515	2,120,582

Current liabilities before deferred revenue ..................	3,573,723	4,258,404

Current portion of deferred revenue ..................	5,426,121	5,373,029

Total current liabilities ..................	8,999,844	9,631,433

LONG TERM CAPITAL LEASE OBLIGATIONS, less current maturities (Note 7)	13,497	20,756

DEFERRED REVENUE, less current portion ..................	910,556	896,655

COMMITMENTS AND CONTINGENCIES (Notes 7, 11 and 13) ..................

STOCKHOLDERS’ EQUITY (Notes 6 and 12) ..................

Common stock; voting, $.001 par value; 100,000,000 shares authorized 57,453,583 and 55,007,726 shares, respectively, issued and outstanding at December 31, 2005 and 2004 ..................	57,454	55,008

Preferred stock; voting, $.001 per share; 10,000,000 shares authorized, none issued	—	—

Additional paid-in capital ..................	6,142,442	5,501,223

Accumulated deficit ..................	(3,278,267)	(2,883,369)

Accumulated other comprehensive loss ..................	(212,399)	(212,580)

Total stockholders’ equity ..................	2,709,230	2,460,282

	$12,633,127	$13,009,126

(1)	See Footnote 1, Restatement.

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004
	(unaudited)	(Restated) (1)	2003

Revenues, net

Services ..................	$19,022,266	$15,996,440	$10,080,089

Equipment ..................	5,931,951	6,431,748	5,217,537

Education ..................	3,409,164	2,930,168	2,300,136

Total revenues, net ..................	28,363,381	25,358,356	17,597,762

Costs of revenues

Services ..................	12,344,089	10,835,757	6,391,167

Equipment (Note 10) ..................	4,222,814	4,448,346	4,084,415

Education ..................	1,814,396	1,690,619	1,529,243

Total costs of revenues ..................	18,381,299	16,974,722	12,004,825

Gross profit ..................	9,982,082	8,383,634	5,592,937

Operating expenses

Sales and marketing ..................	4,523,853	4,157,571	3,723,816

General and administrative (Note 10).........................	5,195,090	3,341,371	2,201,412

Fees to MedCrew, a related party (Note 10) ...............	—	—	360,000

Compensation to related party (Note 14) ....................	—	—	714,567

Depreciation and amortization ..................	953,604	995,501	596,109

Total operating expenses ..................	10,672,547	8,494,443	7,595,904

Operating loss ..................	(690,465)	(110,809)	(2,002,967) —

Other income (expense)

Gain on sale of mining rights (Note 7).........................	273,465	66,900	98,823

Gain on sale of marketable securities ..................	—	—	22,251

Interest income ..................	42,959	23,116	21,759

Interest expense ..................	(20,857)	(43,069)	(77,304)

Total other income ..................	295,567	46,947	65,529 —

Net loss before income taxes ..................	(394,898)	(63,862)	(1,937,438)

Income tax expense (benefit) (Note 8) ..................	—	958,437	(866,600) —

Net loss before minority interest ..................	(394,898)	(1,022,299)	(1,070,838)

Minority interest in net income of consolidated subsidiary.	—	—	(149,454)

Net loss ..................	$(394,898)	$(1,022,299)	$(1,220,292)

Net loss per common share, basic and diluted...............	$(0.01)	$(0.02)	$(0.02)

Weighted average number of shares used in computation:

Basic ..................	56,705,004	54,135,355	48,860,986

Diluted ..................	56,705,004	54,135,355	48,860,986

(1)	See Footnote 1, Restatement.

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004
	(unaudited)	(Restated) (1)	2003

Net loss ..................	$ (394,898)	$(1,022,299)	$(1,220,292)

Other comprehensive income (loss)

Currency translation adjustment ..................	181	(75,860)	(136,720)

Comprehensive loss ..................	$ (394,717)	$(1,098,159)	$(1,357,012)

(1) See Footnote 1, Restatement.

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2005, 2004 and 2003

	Number of
	Shares of		Additional		Accumulated
	Common	Common	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Other Loss	Total Equity
Balance at December 31, 2002 (Note 6)	36,619,516	$36,620	$1,610,657	$(640,778)	$(53,445)	$953,054
Issuance of common stock for acquisition (Note 14)	10,753,765	10,754	497,495	—	—	508,249
Issuance of common stock for cash (Note 6)	6,000,000	6,000	2,960,980	—	—	2,966,980
Issuance of common stock for compensation (Note 6)	16,000	16	10,211	—	—	10,227
Exercise of stock options (Note 12)	30,000	30	7,470	—	—	7,500
Net loss for the year ended December 31, 2003	—	—	—	(1,220,292)	—	(1,220,292)
Realized gain on investment in Global Doctor Limited	—	—	—	—	53,445	53,445
Non-qualified stock option expense.	—	—	834	—	—	834
Foreign currency translation adjustments, net of tax ($91,000)	—	—	—	—	(136,720)	(136,720)

Balance at December 31, 2003	53,419,281	53,420	5,087,647	(1,861,070)	(136,720)	3,143,277
Net loss for year ended December 31, 2004	—	—	—	(1,107,299)	—	(1,107,299)
Exercise of stock options (Note 12)	1,588,445	1,588	413,159	—	—	414,747
Non-qualified stock option expense (Note 12)	—	—	417	—	—	417
Foreign currency translation adjustments	—	—	—	—	9,140	9,140

Balance at December 31, 2004, as previously reported	55,007,726	55,008	5,501,223	(2,968,369)	(127,580)	2,460,282
Restatement (Note 1)	—	—	—	85,000	(85,000)	—

Balance at December 31, 2004, as restated	55,007,726	55,008	5,501,223	(2,883,369)	(212,580)	2,460,282
Net loss for year ended December 31, 2005 (unaudited)	—	—	—	(394,898)	—	(394,898)
Exercise of stock options (Note 12)	2,445,857	2,446	641,219	—	—	643,665
Foreign currency translation adjustments	—	—	—	—	181	181

Balance at December 31, 2005 (unaudited)	57,453,583	$57,454	$6,142,442	$(3,278,267)	$(212,399)	$2,709,230

See Notes to Consolidated Financial Statements.

`MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(unaudited)	(Restated) (1)	(Restated) (1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .................................	$(394,898)	$(1,022,299)	$(1,220,292)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization .................................	953,604	995,501	596,106
Deferred income taxes .................................	—	1,114,300	(941,900)
Bad debt expense .................................	99,832	68,218	38,641
Realized gain on sale of marketable securities .................................	—	—	(53,445)
Minority interest in income of consolidated subsidiary ..............................	—	—	149,454
Accrued compensation 2003; paid 2004 — MedSpace ..............................	—	(714,567)	714,567
Stock option compensation .................................	—	417	834
Stock compensation expense .................................	—	—	10,227
Loss on disposal of assets .................................	2,597	680	1,046

Changes in working capital components:
Accounts receivable .................................	744,723	(1,702,455)	(1,773,480)
Unbilled revenue .................................	220,263	(872,147)	120,818
Inventory .................................	23,572	(26,215)	(79,224)
Income taxes receivable .................................	148,976	(60,976)	(74,605)
Prepaids and other current assets .................................	(581,721)	88,054	(693,011)
Deposits .................................	(63,825)	(15,429)	673
Accounts payable and accrued expenses .................................	(23,818)	369,224	1,339,236
Income taxes payable .................................	—	—	(82,687)
Deferred revenue .................................	64,560	1,196,019	2,106,362
Net cash provided by (used in) operating activities ..............................	$1,193,865	$(581,675)	$159,320
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash received in acquisition of Global Doctor .................................	$—	$—	$120,224
Cash paid for the accrual of the MedSpace acquisition .................................	—	(387,474)	—
Purchase of equipment and leasehold improvements .................................	(418,154)	(1,492,137)	(390,604)
Additional trademark costs .................................	—	—	(2,128)
Proceeds from marketable securities .................................	—	—	133,260
Purchase of assets of Medical Advisory Services (MAS) ...........................	—	(386,005)	—
Proceeds from sale of fixed assets .................................	2,247	—	—
Purchase of long term assets .................................	—	(100,000)	—
Net cash used in investing activities .................................	$(415,907)	$(2,365,616)	$(139,248)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock shares .................................	$	$	$2,974,480
	—	—
Proceeds from exercise of common stock options .................................	643,665	414,747	—
Proceeds from line of credit .................................	—	650,000	1,600,000
Restricted cash .................................	(500,000)	—	—
Payments on line of credit .................................	(200,000)	(450,000)	(1,700,000)
Repayment of debt .................................	(377,000)	(246,227)	(148,723)
Repayment of capital lease obligation .................................	(72,091)	(80,135)	(71,288)
Net cash (used in) provided by financing activities .................................	$(505,426)	$288,385	$2,654,469
Effect of foreign currency exchange rate changes on cash and cash equivalents	(9,043)	41,382	133,964
Net increase (decrease) in cash and cash equivalents .................................	255,939	(2,617,524)	2,808,505
Cash and cash equivalents at beginning of year .................................	1,334,999	3,952,523	1,144,018
Cash and cash equivalents at end of year .................................	1,590,938	1,334,999	3,952,523
Cash and cash equivalents at end of year associated with Global Doctor................................. .................................	(133,928)	(194,367)	(143,828)
	$1,457,010	$1,140,632	$3,808,695

(1) See Footnote 1, Restatement.

See Notes to Consolidated Financial Statements.

MEDAIRE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(unaudited)	(Restated) (1)	(Restated) (1)

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the year for interest .................................	$17,000	$30,309	$63,539

Cash paid during the year for taxes .................................	$—	$2,000	$64,811

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Shares issued in lieu of cash compensation .................................	$—	$—	$7,486

Assets acquired under capital lease obligation .................................	$—	$—	$35,556

Acquisition of Global Doctor: Cash purchase price .................................	$—	$—	$6,210

Working capital acquired, net of cash and cash equivalents of $126,434	$—	$—	$(299,612)

Fair value of other assets acquired, principally goodwill, intangible assets and equipment .................................	$ —	$ —	$2,045,240

Long-term debt assumed .................................	$—	$—	$(597,402)

Purchase of assets of Medical Advisory Services (MAS):

Cash purchase price .................................	$—	$386,005	$—

Working capital acquired .................................	$—	$(33,995)	$—

Fair value of other assets acquired, principally intangible assets.................................	$ —	$420,000	$ —

Acquisition of Minority Interest of MedSpace:

Amount accrued in accounts payable .................................	$—	$—	$387,474

(1) See Footnote 1, Restatement.

See Notes to Consolidated Financial Statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of business:

Established in 1985, the Company provides fully integrated health, safety and security solutions to companies that are responsible for employees, customers and guests who are at risk as a result of living, working or traveling away from home. These solutions are comprised of three major components: 24/7/365 situation management, which includes services, such as real-time medical and security advice and assistance, training and education and medical resources such as medical kits. The Company is an Arizona-based corporation with both domestic and international operations and customers.

Principles of consolidation:

The consolidated financial statements as of and prior to December 31, 2003 include the consolidated accounts of MedSpace, Inc. (MedSpace), which was 46% owned by MedAire, Inc. and 5% owned by the CEO and founder of MedAire, Inc. In December 2003, a transaction was entered into to purchase the remaining 54% of MedSpace not previously owned. Effective December 31, 2003, MedSpace was merged into the Company (see Note 14).

In January 2003, a transaction was completed to merge with Global Doctor Limited (Global Doctor), located in Perth, Australia. Global Doctor primarily operates a network of international clinics in Asia.

On April 16, 2002, MedAire Limited, a wholly owned subsidiary, was formed to do business in the United Kingdom.

Effective December 2005, Global Resources, Inc., a newly formed wholly owned subsidiary of MedAire, Inc., formed initially for purposes of holding the Companys’ mining rights sale agreement, is included in the consolidated financial statements. Currently, Global Resources does not hold any assets or liabilities, nor is it engaged in any activity.

All accounts of the Company and its wholly owned subsidiaries are included in the consolidated financial statements for the appropriate periods. All significant inter-company transactions and accounts have been eliminated in consolidation.

Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, deferred revenue, deferred income taxes, identifiable intangibles and goodwill.

Expression of currency:

All amounts are shown in US currency, unless otherwise noted.

Revenue recognition:

The Company recognizes revenue upon shipment of its products or as services are performed. Shipping and handling charges to customers are included in revenue. Shipping and handling costs incurred by the Company are included in costs of revenues. The Company provides products and services to its customers on a contract basis, normally covering one to five-year periods. Revenue on products is recognized when the equipment is shipped, while billings on the service portion of the contract are recorded as deferred revenue and recognized on a straight-line basis over the life of the contract.

In conjunction with Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables”, revenue from multiple-deliverable arrangements are accounted for as separate units of accounting as the delivered items have value on a stand alone basis, there is objective and reliable evidence of the fair value, and delivery or performance of the undelivered item is probable and in the Company’s control.

GlobaLifeline is a program designed to meet the medical, security and travel assistance needs of companies with employees who work, travel or live within the international community. Revenue from GlobaLifeline services includes membership and access fees, patient consultations, evacuations, security services and web based information services. These revenues and costs are part of services on the financial statements. Cost of service revenue consists primarily of the cost of providing 24/7/365 access and medical and security services to customers, including clinic operations and the operation of our Global Response Center.

Note 1. Nature of Business and Significant Accounting Policies (continued)

Gain on the sale of the mining rights sales agreement is recorded when the cash is received. This income is not considered earned until received due to a cancellation clause in the sale agreement. The final cash (AUD $1,000,000) is not payable until and unless the buyer commences commercial mining operations.

Restatement:

The Statement of Cash Flows was restated, for a correction of errors, to 1) show the effect of the cash received in the 2003 Global

Doctor acquisition (Footnote 14), and 2) show the effect of the 2003 MedSpace acquisition (Footnote 14), which was accrued in 2003 and paid in 2004 (due to holiday schedules).
2003 net cash received in acquisition reclassification of cash flows restatement:

Global Doctor change — 12/31/03
Cash flows from investing activities
Net cash paid in acquisition of Global Doctor, as originally reported	$(6,210)
Cash acquired in Global Doctor acquisition	126,434

Net cash received in Global Doctor acquisition, as restated	$120,224

2003, 2004 net cash accrued and paid in acquisition reclassification restatement:
MedSpace change — 12/31/04
Cash flows from operating activities
Excess purchase price — MedSpace, as originally reported	$—

Accrued compensation 2003; paid 2004, as restated	$(714,567)

Accounts payable and accrued expense, as originally reported	$(732,817)
Accrual of MedSpace 2003; paid 2004	1,102,041

Accounts payable and accrued expense, as restated	$369,224

Net cash provided by (used in) operating activities, as originally reported	$(969,149)
Adjustment, paid compensation	(714,567)
Adjustment, MedSpace accrual	1,102,041

Net cash provided by (used in) operating activities, as restated	$(581,675)

Cash flows from investing activities
Net cash used in investing activities, as originally reported	$(1,978,142)
Cash paid for the acquisition accrual of MedSpace — minority interest	(387,474)

Net cash used in investing activities, as restated	$(2,365,616)

2004 net equity reclassification restatement:

For the period ended December 31, 2004 we have reclassified an amount related to foreign currency from an expense component of income taxes to a component of other comprehensive income within equity, for a correction of a cumulative error. Other comprehensive income is stated net of tax, and the restatement was all tax related. When the Company established a valuation allowance against net deferred tax assets it incorrectly recorded $85,000 as income tax expense in the Statement of Operations instead of reversing the cumulative tax benefit in Other Comprehensive Income. See footnote number 8 to the financial statements. This resulted in no change in the total equity amount at the end of the period.

		Accumulated
		Other
		Comprehensive
	Net Loss	Loss
Balance as originally reported at December 31, 2004	$(1,107,299)	$9,140
Restatement	85,000	(85,000)

Balance as restated at December 31, 2004	$(1,022,299)	$(75,860)

Cash equivalents:

Cash equivalents include money market accounts and other short-term investments with an original maturity of three months or less.

Restricted Cash:

The Company is required as a covenant on its line of credit, (see note 4), to maintain a $500,000 compensating balance on deposit with the financial institution.

Note 1. Nature of Business and Significant Accounting Policies (continued)

Concentration of cash:

At certain times, the Company maintains amounts on deposit in financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. However, the Company did transfer $1,000,000 to another financial institution subsequent to December 31, 2005.

Accounts receivable:

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Based on the information available, the Company believes the allowance for doubtful accounts as of December 31, 2005 and 2004 is adequate. Recoveries of accounts receivable previously written off are recorded when received.

Interest is not charged on accounts receivable.

Unbilled revenue represents revenue earned but not yet invoiced. The majority of the balance relates to Commercial Airline crew support and other health and security cases that are unbilled at the end of the reporting period. The remaining balance relates to training and other revenue earned in the period but not invoiced.

Inventory:

Inventory, which consists primarily of medical kits and supplies, automatic external defibrillators, and pharmaceuticals is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Identifiable intangibles and goodwill:

Statement of financial accounting standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), prescribes a two-step process for impairment testing of goodwill on an annual basis or more often if a triggering event occurs and long-lived assets only when a triggering event occurs. The first step tests for impairment, while the second step, if necessary, measures the amount of impairment. Goodwill is not amortized. There were indicators of impairment in the year ended December 31, 2005.

In assessing the recoverability of goodwill and intangible assets, the Company must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets. The annual testing date is December 31.

Assumptions about future revenue and cash flows require significant judgment because of the current state of the economy, the fluctuation of actual revenue and the timing of expenses. The Company’s management develops future revenue estimates based on historical trends and market available. Estimates of future cash flows assume that expenses will grow at rates consistent with historical rates.

Goodwill represents the cost in excess of the fair value of net assets acquired in business combinations. Licenses and other intangibles, which have definitive lives, are amortized using the straight-line method over their contractual lives or their estimated useful life if shorter. Goodwill and intangibles with indefinite lives are subject to an impairment test, based on fair value, at least annually. We evaluate goodwill and other intangibles for impairment annually, and when impairment indicators arise, in accordance with SFAS 142. For goodwill, we first compare the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds the fair value of a reporting unit, additional tests would be used to measure the amount of impairment loss, if any. We use a present value technique to measure reporting unit fair value. If the carrying amount of any other intangible asset exceeds its fair value, we would recognize an impairment loss for the difference between fair value and the carrying amount.

Note 1. Nature of Business and Significant Accounting Policies (continued)

Identifiable intangibles have the following estimated useful lives:

Software.	1 to 3 years

Permits and agreements.	2 to 7 years

Customer list and contracts	5 years

Other.	1 to 5 years

Tradename and trademarks.	5 to 7 years

Intangible assets subject to amortization are amortized on a straight line method over their useful lives (see Note 3).

Subsequent events:

On January 18, 2006, the Company’s board of directors approved the sale of the Global Doctor clinic operations to a buyer led by current management of such operations. Based on this approval, the Company and Global Health Care Pty Ltd executed a definitive Share Sale Agreement documenting the terms of the sale of all the Company’s shares in the subsidiaries that operate the Company’s Global Doctor clinic operations in exchange for US $1,000,000, $50,000 of which was received related to the execution of the agreement, and the balance of which is due and payable at a closing to be held within 60 days of execution. In December 2005, the Company began the transfer of the mining rights sale agreement from Global Doctor to MedAire. The Company expects any potential loss on disposition of Global Doctor will be offset by any future gain contingency related to the contract. Due to a comment letter in process with the United States Securities and Exchange Commission, the Company is currently reviewing the original purchase price allocation related to the Global Doctor acquisition done in 2003. Any financial statement impact related to this review or the disposal of this subsidiary cannot be estimated at this time, nor can the period of effect be confirmed, however, the Company does expect to record some impact, at some period, in its’ financial statements. The Company expects the impact on its’ go-forward financial statements to be a decrease to revenue of approximately $3.5 million and a decrease to pre-tax loss of approximately $0.5 million on an annual basis. As part of the Share Sale Agreement, the Company will be entering into a preferred provider agreement with the new owners.

On January 27, 2006, a majority of the Company’s shareholders entered into an agreement the resulted in an effected change in control via the Company’s board of directors. In addition to the change of board member composition, this transaction replaced the Company’s then current Chief Executive Officer, Joan Sullivan Garrett, entered into new employment agreements with the then current Chief Executive Officer, Joan Sullivan Garrett and Chief Operating Officer, James E. Lara, which included changes to the warrants previously issued to Mr. Lara, and effected immediate vesting to all outstanding options issued pursuant to the Company’s 1998 Key Employee Stock Option Plan. Expense of approximately $180,000 and $260,000, respectively, is expected to be recorded in January 2006 related to the change in warrants issued and immediate vesting on options previously issued.

Other long term assets:

Other long term assets represent a strategic investment in an untraded company. The $100,000 investment is comprised of $6,000 in stock and a $94,000 note receivable with no stated repayment terms or interest. The asset is valued using the cost method.

Fair value of financial instruments:

Cash and cash equivalents, receivables, accounts payable, and debt, are carried at amounts that reasonably approximate their fair values at December 31, 2005 and 2004.

It is not practical to estimate the fair value of an investment of an untraded company, included in other long term assets, which is carried at its total original cost of $100,000, but the fair value could be less than the original cost.

Equipment and leasehold improvements:

Equipment and leasehold improvements are recorded at cost and are primarily being depreciated over three to seven years, using the straight-line method. Leasehold improvements are amortized over their useful estimated economic lives or the term of the lease, whichever is shorter.

Note 1. Nature of Business and Significant Accounting Policies (continued)

Replacements and betterments are capitalized, while maintenance and repairs are expensed as incurred. It is the Company’s policy to include amortization expense on assets acquired under capital leases with depreciation expense on owned assets.

Fixed assets not yet placed in service represent additional enterprise wide software system modules to be implemented and databases under development.

Deferred rent:

Certain operating leases require escalating rent payments over the lease term. The total rent payments are divided by the total number of months to compute an amount, which is charged to expense on a straight-line basis over the lease term. The deferred rent liability included in accrued expenses on the accompanying balance sheets occurs when the monthly straight-line expense is greater than the monthly rent paid.

Off-balance sheet financing and liabilities:

Other than lease commitments, legal contingencies incurred in the normal course of business and employment contracts for key employees, the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority owned subsidiaries or any interest in, or relationships with, any material variable interest entities.

Stock options:

The Company has a stock-based employee compensation plan, which is described in more detail in Note 12. The Company generally grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair market value of the shares at the date of grant. The Company accounts for stock option grants to employees and directors under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company has adopted the disclosure-only provisions of SFAS 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value of the common stock to be received at the measurement date. Under the requirements of SFAS 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or services rendered whichever is more reliably measured. Accordingly, no compensation cost has been recognized for these stock option grants. Awards under the plan generally vest over periods ranging from immediate vesting to five years, depending upon the type of award. The following table illustrates the effect on net loss and, as allowed by SFAS 123 earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period presented, using the Black-Scholes valuation model:

	December 31,	December 31,
	2005	2004	December 31,
	(unaudited)	(Restated) (1)	2003

Net loss:

As reported .................................	$(394,898)	$(1,022,299)	$(1,220,292)

Adjustment for stock based employee compensation expense determined under fair value based method, net of related tax effects.................................	(104,326)	(156,156)	(141,000)

Proforma net loss .................................	$(499,224)	$(1,178,455)	$(1,361,292)

Loss per share basic and diluted:

As reported .................................	$(0.01)	$(0.02)	$(0.02)

Proforma .................................	$(0.01)	$(0.02)	$(0.03)

(1)	See Footnote 1, Restatement.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payments” (“SFAS 123R”). SFAS 123R is a revision of SFAS 123, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is January 1, 2006. SFAS 123R permits companies to adopt its requirements using either a “modified

Note 1. Nature of Business and Significant Accounting Policies (continued)

prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

The Company currently utilizes a standard option pricing model (i.e. Black-Scholes) to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. The Company has determined it will continue to utilize the Black-Scholes option pricing model, with the modified prospective method under SFAS 123R, beginning January 1, 2006.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current practice. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. These future amounts cannot be estimated, because they depend on, among other things, when employees exercise stock options.

Based on stock options granted to employees through December 31, 2005, and stock options expected to be granted in future periods, the Company expects that the adoption of SFAS 123R will have a material impact on the Company’s results of operations. See Note 12 for further information on the Company’s stock-based compensation plans.

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Federal and state regulation:

The Company is considered a re-packager and distributor of drugs because of the medical kits it assembles and sells. As a result, the Company is subject to regulation by and licensure with the United States Food and Drug Administration (the FDA), the United States Drug Enforcement Administration (the DEA) and various state agencies that regulate wholesalers or distributors. Both the FDA and the DEA have the right, at any time, to inspect the Company’s facilities and operations to determine if it is operating in compliance with the requirements for licensure and all applicable laws and regulations. In addition, the Company is audited annually by the DEA and the Arizona State Board of Pharmacy. Although management believes appropriate steps are taken to ensure compliance, the Company cannot be assured it will not face fines or penalties, or loss of license if its compliance efforts are determined to be inadequate.

Reclassifications:

Certain amounts have been reclassified to be consistent with the presentation for all periods, with no effect on the net loss or stockholders’ equity.

Deferred revenue:

The Company provides products and services to its customers on a contract basis, normally covering one to five-year periods. Revenue on products is recognized when the equipment is shipped, while revenue on the service portion of the contract is recorded as deferred revenue and recognized on a straight-line basis over the life of the contract.

Note 1. Nature of Business and Significant Accounting Policies (continued)

Advertising costs:

Advertising and promotion costs, which totaled approximately $536,000, $320,000 and $285,000 during the twelve months ended December 31, 2005 (unaudited), 2004 and 2003, respectively, are expensed as incurred.

Legal costs:

Amounts incurred for legal costs that pertain to loss contingencies are expensed as incurred.

Net loss per common share:

Net loss per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented. At December 31, 2005, 2004, and 2003, common shares issuable upon exercise of the employee stock options (see Note 12), and at December 31, 2004 the effect of the convertible unsecured note payable (500,000 shares) (see Note 5) have not been included in the computation because their inclusion would have had an antidilutive effect applicable to the net loss.

Note 2. Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	December 31,
	2005	December 31,
	(unaudited)	2004
Furniture and fixtures	$1,244,958	$1,118,333
Computer equipment and software	3,027,341	2,891,644
Leasehold improvements	335,816	291,231
Vehicles	44,764	44,764
Fixed assets not yet placed in service	550,724	452,084

	5,203,603	4,798,056
Less accumulated depreciation	3,172,921	2,452,408

	$2,030,682	$2,345,648

Note 3. Identifiable Intangibles

Identifiable intangibles and the associated accumulated amortization are as follows at December 31, 2005 (unaudited):

	Weighted-
	Average
	Remaining	Gross
	Life in	Carrying	Accumulated	Net Carrying
	Years	Amount	Amortization	Amount
Software	0.2 years	$116,000	$111,625	$4,375
Permits and agreements	3.6 years	334,000	129,482	204,518
Tradename and trademarks	3.9 years	494,091	243,121	250,970
Customer list and contracts	3.0 years	195,000	65,813	129,187
Other	1.8 years	60,000	36,552	23,448

		$1,199,091	$586,593	$612,498

Note 3. Identifiable Intangibles (continued)

Identifiable intangibles and the associated accumulated amortization are as follows at December 31, 2004:

	Weighted-
	Average
	Remaining	Gross
	Life in	Carrying	Accumulated	Net Carrying
	Years	Amount	Amortization	Amount
Software	1.2 years	$116,000	$73,062	$42,938
Permits and agreements	4.6 years	334,000	90,720	243,280
Tradename and trademarks	4.9 years	494,091	158,467	335,624
Customer list and contracts	4.0 years	195,000	26,812	168,188
Other	2.8 years	60,000	12,379	47,621

		$1,199,091	$361,440	$837,651

The aggregate amount of amortization expense for the twelve months ended December 31, 2005 (unaudited), 2004 and 2003 was approximately $225,000, $168,000 and $137,000, respectively.

Estimated amortization expense is as follows for the twelve months ended December 31:

2006	$185,000
2007	162,000
2008	156,000
2009	109,000
Thereafter	—
$612,000

Note 4. Lines of Credit

The Company maintains a $1,000,000 line of credit with a bank which matures in May 2006. The line of credit was renewed in April 2005. Under the renewal, the Company is required to maintain a compensating balance with the lender of no less than $500,000. The line bears interest at the bank’s prime rate (7.25% at December 31, 2005) plus .75%. The line of credit is collateralized by substantially all the assets of the Company and requires compliance with certain non-financial covenants. The line of credit contains customary events of default. If an event of default occurs and is continuing, the Company might be required to repay all amounts then outstanding under the credit facility. At December 31, 2004 the Company was out of compliance on one of the non-financial covenants and obtained a waiver from the bank as of February 23, 2005. At December 31, 2005 and 2004 the outstanding balance was $0 and $200,000, respectively. At December 31, 2005 the Company had $1,000,000 available.

Note 5. Note Payable and Pledged Assets

A summary of the Company’s notes payable and collateral pledged thereon consists of the following:

	December 31,
	2005	December 31,
	(unaudited)	2004

Convertible unsecured 8% note payable may be converted to common stock anytime prior to March 2005. The Company paid the note in full during July 2005.	$—	$393,598

The convertible, unsecured note payable allowed the holder to convert the note in whole, but not in part, on the conversion date, into shares calculated by dividing the face value of the note by the conversion price, of AUD $1.00, within five business days after delivery of the conversion notice to the Company. The holder could have exercised the conversion right by giving notice to the Company anytime after July 31, 2001, at least two days prior to the conversion date. The note was not converted and was paid in full during July 2005.

Note 6. Equity

In October 2003, the Company issued 6,000,000 shares of common stock, $0.001 par value, for $3,083,000 or $0.51 per share. The difference between the par value of the shares issued and the total proceeds received, less the expenses of the issuance was recorded as additional paid in capital.

In September 2003, 16,000 shares of common stock were issued to executives of the Company at the trading price of the common stock on the date of grant.

The power to issue any shares of preferred stock of any class or series of any class designations, voting powers, preferences, and relative participation, optional or other rights, if any, or the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

Note 7. Commitments and Contingencies

The Company’s headquarters are located in Tempe, Arizona. The Company entered into a capital lease for telephone equipment with monthly payments of approximately $700 through August 2008, including interest at a rate of 8.195%. The lease is collateralized by the equipment. Total of assets under this lease was approximately $36,000 with accumulated amortization of $16,600 and $9,500 at December 31, 2005 and 2004, respectively. As of December 31, 2004, the Company had another capital lease obligation in the amount of $65,401 which was paid off in 2005. The Company has various facility leases under varying operating lease agreements with various terms and conditions which expire at various dates through December 31, 2009. The leasehold improvement incentives were paid for directly by the landlord. In addition, the Company has various other leases that expire at various dates through July 2009.

During 2002, the Company entered into a capital lease arrangement for furniture and fixtures. This lease was repaid during the year ended December 31, 2005.

Future minimum lease obligations at December 31, 2005 are as follows (unaudited):

Twelve Months Ending December 31:	Capital	Operating
2006	$8,691	$824,000
2007	8,691	756,000
2008	5,794	696,000
2009	—	621,000
2010	—	25,000

Total minimum lease payments	23,176	$2,922,000

Amount representing interest	(2,420)

Present value of minimum lease payments	20,756
Less current maturities of capital lease obligations	7,259

Long-term capital lease obligations	$13,497

Rent expense, including rent under month-to-month arrangements, for the twelve months ended December 31, 2005 (unaudited), 2004 and 2003 was approximately $958,000, $826,000 and $788,000, respectively.

The Company has employment agreements with two key executives, through 2008, that provide post termination benefits and compensation.

The Company learned of a claim purported against its’ Global Doctor China clinic location from the hospital that it operates from, due to a fine assessed by the local city government, against the hospital, The Company has determined that there is not enough information to assess a loss contingency and include it in the financial statements.

The Company acquired the rights to a mining tenement as part of the acquisition of Global Doctor Limited (Note 14). At the date of acquisition in January 2003, there was no value assigned to the mining rights. This basis was established due to the fact that the mining rights were sold to a third party in February 2000 and in July 2003 reverted back to Global Doctor because the previous buyer could not make the mine commercially viable without incurring a substantial cost. The cash inflows related to commercial operations of the mine would have been less than the cash outflows to prepare the mine. In addition, Global Doctor was involved in a lawsuit in which the former buyer wanted Global Doctor to reimburse them for certain costs. The mining rights were not considered a pre-acquisition contingency as it was the Company’s belief that the zero fair value was adequately supported by the third-party potential

Note 7. Commitments and Contingencies (continued)

buyer’s return of the rights back to the Company after determining that a mine could not be made commercially viable.

Subsequent to the purchase of Global Doctor, there was a change in the economic situation. Due to this change, the future expected cash inflows from the mining rights increased. This allowed the Company to find another buyer in November 2003.

In November 2003, the Company sold the mining rights. The transaction was structured so the Company receives varying payments ranging from 50,000 Australian Dollars (AUD) on acceptance of the offer (November 2003) to 400,000 AUD 24 months from settlement (December 2005). The USD exchange rate at the time of payments to date was approximately 0.66. The final payment of 1.0 million AUD is due upon commencement of the commercial mining operation. At any time after settlement (December 2003), the buyer may notify the Company that it does not wish to proceed with the transaction, in which event, the mining rights would be reconveyed to the Company for no consideration and the buyer would be under no further obligation to make further payments in respect to the purchase price other than those that have already fallen due. Gain on sale of mining rights in the consolidated financial statements represents the annual payments received from the buyer. No receivable has been established for the remaining payment at December 31, 2005 since the future payment is contingent.

Note 8. Income Taxes

The components of net deferred tax assets are as follows:

	December 31,
	2005	December 31,
	(unaudited)	2004
Equipment and leasehold improvements	$(155,000)	$(123,000)
Operating loss and tax credit carryforwards	797,000	721,000
Allowance for doubtful accounts	124,000	84,000
Foreign currency translation	85,000	85,000
Deferred revenue	349,000	214,000
Other	73,800	50,300

Net deferred tax assets	$1,273,800	$1,031,300
Less: Net deferred tax valuation allowance	(1,273,800)	(1,031,300)

Net deferred tax assets	$—	$—

In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company established a valuation allowance against its net deferred tax assets as of December 31, 2004. This resulted in additional income tax expense of approximately $900,000 in the twelve months ended December 31, 2004. As defined by the standard, management believes it is more likely than not that its deferred tax assets may not be realized due to the history of losses the Company has sustained. Realization of a deferred tax asset is dependent on whether or not there will be sufficient taxable income in the future periods in which the net operating loss can be utilized as available under tax law. In future years as the Company has taxable income and the net operating loss carryforwards are utilized, the valuation allowance will be reduced and no income tax expense will be realized on the face of the income statement until such time that management believes the deferred tax assets are more likely than not to be realized. The Company had expectations of utilizing net operating losses in 2004 based on management projections. However, due to a change in product mix sold with increased evacuations that carry a lower margin and continuing losses from the Global Doctor operations, the Company did not meet projections as they have in prior periods. Therefore, it was determined a valuation allowance was required in 2004. Continued losses in 2005 support leaving the valuation allowance in place in 2005.

Income tax expense consists of the following:

	December 31,	December 31,
	2005	2004	December 31,
	(unaudited)	(Restated)(1)	2003

Current.	$ —	$(155,863)	$75,300

Deferred.	—	1,114,300	(941,900)

Net income tax expense	$ —	$958,437	$(866,600)

(1)	See Footnote 1, Restated.

Note 8. Income Taxes (continued)

Federal Net Operating Loss Carryforward’s at December 31, 2005 (unaudited):

Expiring in 2022	$660,000

Expiring in 2023	1,426,000

$2,086,000

Combined State Net Operating Loss Carryforward’s at December 31, 2005 (unaudited):

Expiring in 2007	$594,000

Expiring in 2008	1,164,000

Expiring in 2010	34,000

Expiring in 2012	44,000

Expiring in 2013	28,000

Expiring in 2015	18,000

Expiring in 2017	19,000

Expiring in 2018	18,000

Expiring in 2022	125,000

Expiring in 2023	143,000

$2,187,000

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss from continuing operations due to the following:

	December 31,	December 31,
	2005	2004	December 31,
	(unaudited)	(Restated)(1)	2003

Computed “expected” tax benefit	$(138,800)	$(22,900)	$(678,000)

Increase (decrease) in income taxes resulting from:
Increase in valuation allowance	229,500	847,300	—
Nondeductible expenses	28,900	36,000	22,000
State income taxes, net of federal tax benefit	(33,300)	(4,000)	(117,000)
Other	(86,300)	102,037	(93,600)

	$—	$958,437	$(866,600)

(1)	See Footnote 1, Restatement.

Note 9. Segment Reporting

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

There are two reportable segments: MedAire (MedAire, Inc. and MedAire Limited) and Global Doctor. Prior to December 31, 2003, MedSpace, Inc. was included within the MedAire segment. MedAire provides medical and security advice, training and equipment to subscribers. Global Doctor provides primary medical care in several Asian countries.

Management evaluates the performance of each segment based on profit or loss from operations before income taxes, exclusive of nonrecurring gains and losses and foreign exchange gains and losses.

Note 9. Segment Reporting(continued)

Financial information with respect to the reportable segments follows:

Global	Eliminating
December 31, 2005 (unaudited)	MedAire	Doctor	Entries	Total
Revenue from external customers	$25,036,901	$3,326,480	$—	$28,363,381
Intersegment revenue	—	267,829	(267,829)	—
Interest income	38,848	4,111	—	42,959
Interest expense	(20,857)	—	—	(20,857)
Depreciation and amortization	(735,167)	(218,437)	—	(953,604)
Pre-tax segment losses	(136,257)	(258,641)	—	(394,898)
Segment assets	12,602,234	2,061,218	(2,030,325)	12,633,127
Expenditures for equipment and leasehold improvements	(389,196)	(28,958)	—	(418,154)
Global	Eliminating
December 31, 2004	MedAire	Doctor	Entries	Total

Revenue from external customers	$22,573,675	$2,784,681	$—	$25,358,356
Intersegment revenue	—	347,843	(347,843)	—
Interest income	21,967	1,149	—	23,116
Interest expense	(23,406)	(19,663)	—	(43,069)
Depreciation and amortization	(731,751)	(263,750)	—	(995,501)
Pre-tax segment income (losses)	534,126	(597,988)	—	(63,862)
Segment assets	12,362,906	2,172,197	(1,525,977)	13,009,126
Expenditures for equipment and leasehold improvements	(1,382,140)	(109,997)	—	(1,492,137)

		Global	Eliminating
December 31, 2003	MedAire	Doctor	Entries	Total
Revenue from external customers	$15,482,000	$2,116,000	$—	$17,598,000
Intersegment revenue	—	—	—	—
Interest income	13,000	9,000	—	22,000
Interest expense	(22,000)	(55,000)	—	(77,000)
Depreciation and amortization	(497,000)	(99,000)	—	(596,000)
Pre-tax segment losses	(518,000)	(702,000)	—	(1,220,000)
Segment assets	11,758,000	2,256,000	(760,000)	13,254,000
Expenditures for equipment and leasehold improvements	(390,604)	—	—	(390,604)

Note 9. Segment Reporting(continued)

The following table presents information about the Company’s revenue (attributed to countries based on the location of the customer) and long-lived assets by geographic area (all numbers are rounded):

	December 31, 2005
	(unaudited)		December 31, 2004		December 31, 2003
		Long		Long		Long
		Lived		Lived		Lived
		Physical		Physical		Physical
	Revenues	Assets (1)	Revenues	Assets (1)	Revenues	Assets
United States	$17,682	$1,745	$17,071	$1,987	$12,600	$1,292
United Kingdom	2,704	23	2,075	26	956	29
China	2,212	139	1,963	140	1,213	95
Other countries	959	—	693	—	291	—
Australia	944	—	449	14	100	120
Thailand	733	16	774	16	438	15
Indonesia	649	108	500	163	460	111
United Arab Emirates	525	—	181	—	133	—
Canada	492	—	427	—	580	—
Portugal	402	—	231	—	137	—
Mexico	238	—	218	—	181	—
Switzerland	200	—	102	—	73	—
Saudi Arabia	137	—	105	—	118	—
Luxemborg	99	—	237	—	8	—
The Netherlands	96	—	46	—	117
Ireland	84	—	52	—	33	—
Italy	78	—	33	—	63	—
Brazil	74	—	146	—	74	—
Hong Kong	55	—	55	—	23	—
Total	$28,363	$2,031	$25,358	$2,346	$17,598	$1,662
TOTAL US	$17,682	$1,745	$17,071	$1,987	$12,600	$1,292
TOTAL NON US	$10,681	$286	$8,287	$359	$4,998	$370

(1)	These amounts represent the geographic area of the long-lived assets, exclusive of the held for sale classification of these assets in the Consolidated Balance Sheets.

Note 10. Related Party Transactions

The Company has a services and support agreement with Banner Health Systems, a not-for-profit multi-hospital health care system located in Phoenix, Arizona, through December 31, 2007. Under this agreement Banner authorizes the services of certified emergency physicians at their regional medical center, provided the Company contracts directly with the physicians group. Fees for these services are contracted and billed directly by the physicians group. In connection with this service agreement, the Company is also leasing space from Banner. In September 2004, Banner sold the remaining shares it owned of the Company stock, at which time it ceased to be a related party.

The Company paid Banner rent at a cost of approximately, as follows, while a related party:

Twelve months ending December 31, 2004	$16,000

Twelve months ending December 31, 2003	$169,000

Banner owned the Company’s outstanding common stock as follows, while a related party:

December 31, 2004	0%

December 31, 2003	19.8%

Note 10. Related Party Transaction (continued)

Laerdal Medical Corporation, a major vendor for medical equipment for the Company, owned the Company’s outstanding common stock as follows:

December 31, 2005 (unaudited)	3.0%
December 31, 2004	5.7%
December 31, 2003	5.9%

The Company acquired equipment and supplies from Laerdal as follows:

Twelve months ending December 31, 2005 (unaudited)	$96,000
Twelve months ending December 31, 2004	$174,000
Twelve months ending December 31, 2003	$57,000

The Company had an outstanding liability to Laerdal as follows:

December 31, 2005 (unaudited)	$1,200
December 31, 2004	$23,000
December 31, 2003	$27,000

Prior to December 2003, when the Company purchased the minority interest of MedSpace, management fees were paid to MedCrew. The fees were based upon a percentage of MedAire’s sales of equipment, kits and supplies.

The Company had an outstanding liability to MedCrew as follows:

December 31, 2003	$9,000

Director fees (including consulting fees paid related to periods prior to the appointment of an independent Board, which was elected May 14, 2004) paid and stock options issued (see Note 13) to directors were as follows:

Twelve months ending December 31, 2005 (unaudited)	$53,000 in payments; 30,000 in stock options

Twelve months ending December 31, 2004.	$45,000 in payments; 200,000 stock options

Twelve months ending December 31, 2003.	$111,000 in payments; 150,000 stock options

The Company had an outstanding liability to the Directors as follows:

December 31, 2005 (unaudited).	$28,000

Note 11. 401(k) Plan

The Company has a 401(k) profit sharing plan, which covers substantially all United States based full-time employees over age 21. The plan provides for employee deferrals of up to 50% per pay period and employer matching contributions equal to 100% of employee deferrals, to a maximum of 3% and 50% of employee deferrals on the next 2% of deferrals not to exceed the annual limits established by the IRS regulations. The Company’s contributions to the plan were as follows:

Twelve months ending December 31, 2005 (unaudited)	$126,000

Twelve months ending December 31, 2004.	$73,000

Twelve months ending December 31, 2003.	$70,000

Note 12. Stock Option Plan

The Company has implemented the amended and restated 1998 Key Employee Stock Option Plan (“The Plan”). The exercise price of the options, as well as the vesting period, is established by the Company’s board of directors. The options granted under the Plan have vesting periods that range from immediate vesting to vesting over five years. The lives of the options granted are ten years. A summary of activity under the Plan is as follows:

	Number of	Average
	Shares	Exercise Price
Balance, December 31, 2002	3,718,850	0.25
Forfeited	(287,189)	0.44
Granted	3,570,825	0.44
Exercised	(30,000)	0.25

Balance, December 31, 2003	6,972,486	0.34

Forfeited	(724,752)	0.55
Granted	1,150,000	0.75
Exercised	(1,588,445)	0.26

Balance, December 31, 2004	5,809,289	0.41

Forfeited	(1,185,425)	0.59
Granted	80,000	0.55
Exercised	(2,445,857)	0.26

Balance, December 31, 2005 (unaudited)	2,258,007	$0.48

Exercisable at December 31, 2005 (unaudited).	1,382,007	$0.38

The following table summarizes information about stock options and warrants outstanding at December 31, 2005 (unaudited):

	Options and Warrants Outstanding			Options and Warrants
			Weighted	Exercisable
		Weighted	Average		Weighted
		Average	Remaining		Average
	Number	Exercise	Contractual	Number	Exercise
Range of Exercise Prices	Outstanding	Price	Life	Exercisable	Price

.25	878,007	$0.25	4.6 years	878,007	$0.25
.39	110,000	0.39	7.6 years	44,000	0.39
.40-.50	470,000	0.45	7.3 years	200,000	0.46
.51-.76	2,140,000	0.69	4.9 years	70,000	0.73
.77-1.00	400,000	0.82	8.0 years	190,000	0.80

	3,998,007			1,382,007

On May 3, 2005 at the annual general meeting a resolution was reached to issue James E. Lara, President and COO, 1,740,000 warrants (options) outside of the existing Employee Option Plan. Each such warrant entitles the holder to subscribe for one fully paid ordinary share in the capital of the Company at an exercise price of $0.68 each, with 100% vesting at December 31, 2007 based upon achievement of the performance condition of $5.6 million in EBITDA at that date. The final exercise date available for the warrants is December 31, 2009. The options are included in the number outstanding noted above. In accordance with generally accepted accounting principles, no expense has been recorded in the period ended December 31, 2005.

Under the Plan the total number of options permitted is 15% of issued shares up to a maximum of 20,000,000 shares. The options are exercisable for a period of 10 years and vest based upon years of service. The weighted average fair value of options granted using the Black-Scholes valuation model, during the years ended December 31, 2005 (unaudited), 2004, and 2003 were $0.32, $0.37 and $0.26, respectively.

The Company applies APB 25 and related interpretations for its stock option plan. The Company has adopted the disclosure-only provisions of SFAS 123, as amended by SFAS 148. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS 123 and the amendment of SFAS 148, net loss and loss per share would have been reduced to the proforma amounts indicated in Note 1.

Note 12. Stock Option Plan (continued)

Average assumptions used in determining the estimated fair value of stock options under the Black-Scholes valuation model are as follows:

	Period Ended
	December 31,
	2005	December 31,	December 31,
(unaudited)		2004	2003
Expected life of award	5 years	5 years	5 years
Volatility	71%	60%	60%
Risk-free interest rate	3%	3%	3%
Expected dividends yield	0%	0%	0%

Note 13. Litigation

One of the Company’s shareholders objected to three resolutions presented for shareholder approval at the Company’s annual meeting of shareholders, held on May 3, 2005. The contested resolutions approved an increase in fees paid to independent directors, annual option awards to independent directors and warrants issued to our President and Chief Operating Officer.

In addition, the shareholder made various threats to file unspecified litigation against the Company and its board of directors, but the threats were not in writing and the shareholder has refused to be specific with respect to the alleged claims. The Company believes that it has appropriately responded to the issues surrounding the contested resolutions by, among other things, obtaining guidance from a second set of solicitors and the Australian Stock Exchange. The ultimate outcome and any potential litigation associated with these matters, and its related outcome, cannot be predicted with certainty at this time.

On December 9, 2005, Best Dynamic Services Limited and G&J Poole Pty Limited filed a complaint against the Company, Joan Sullivan Garrett, its Chairman and Chief Executive Officer, James Lara, its President and Chief Operating Officer and a director, Terry Giles, a director, Dr. Roy Herberger, a director, and Michelle Hanson, its Chief Financial Officer and Secretary, in the United States District Court for the Company’s analysis of the invalidity of a consent resolution that the Company received on October 7, 2005, from what was represented to be a majority of the Company’s shareholder. On December 14, 2005, the Company and other defendants moved to transfer the action to the United States District Court for the District of Arizona. On the parties’ stipulation, pending resolution of settlement discussions, the court has postponed briefing on the motion to transfer until March 2006 and postponed the defendants’ answer date until after a ruling on the transfer motion. The ultimate outcome of the settlement discussion and litigation cannot be predicted with certainty at this time.

On December 1, 2005, the Company filed an action for a temporary restraining order, injunctive and declaratory relief and damages in the United States District Court for the District of Arizona. The defendants are:

James Allen Williams

Gregory J. Bell

Sandra Wilkensfield Wadsworth

Neil Warren Hickson

John Jessup

John Gilbert McCormack,

persons who attempted to take office as members of the Company’s board of directors pursuant to a consent resolution that the Company received on November 28, 2005, from what was represented to be a majority of the Company’s shareholders. On December 2, the Court granted its request for temporary injunctive relief, enjoining the new “board” members from taking office and from taking any other actions under their claim of authority, until an evidentiary hearing could be held where the court could hear the evidence and make a ruling on the various claims. On December 13, 2005, the Company filed a motion for summary judgment. Defendants have stated that they intend to file a cross-motion for summary judgment. On the parties’ stipulation, pending resolution of settlement discussions, that court has (1) postponed briefing into March 2006 on the cross-motions for summary judgment, (2) extended the temporary restraining order until a ruling on the cross-motions, with the defendants reserving the right to seek to vacate or modify the temporary restraining order on or after March 7, 2006, and (3) modified the temporary restraining order to allow James Allen Williams to be added to the Company’s board of directors.

Note 13. Litigation (continued)

The Company has recently become aware that grants of 350,000 stock options to directors in 2004 and 2003, 50,000 of which have been exercised, were made without the approval of the shareholders of the Company in potential violation of the Listing Rules of the

Australian Stock Exchange (“ASX”). The ASX has advised the Company that the outstanding 2004 and 2003 option grants will have to be cancelled immediately. The Company board has voted to cancel these options. The Company is working with the directors who hold these options to implement this cancellation. The Company cannot predict whether the ASX will seek to sanction the Company or pursue other legal action. These options have been treated as cancellations in 2005 and no adjustment related to prior period proforma expense has been reflected in Note 1.

In addition, the Company has been told that an unnamed shareholder has filed a complaint with an Australian regulatory body and that several unnamed shareholders are threatening litigation against the Company and/or its directors and officers. The Company does not have any more information than this as of February 1, 2006.

Note 14. Acquisitions and Dispositions

Upon consumption of each acquisition the Company evaluates whether the acquisition constitutes a business. An acquisition is considered a business if it is comprised of a complete self-sustaining integrated set of activities and assets consisting of inputs, processing applied to those inputs and resulting outputs to generate revenues. For a transferred set of activities and assets to be a business, it must contain all the inputs and processes necessary for it to continue to conduct normal operations after the transferred asset is separated from the transferor, which includes the ability to sustain a revenue stream by providing its outputs to customers. A transferred set of activities and assets fails the definition of a business if it excludes one or more significant items such that it is not possible for the set to continue normal operations and sustain a revenue stream by providing its products and/or services to customers.

During 2004 and 2003, the Company made acquisitions discussed in the following paragraphs. All business acquisitions have been accounted for as purchase business combinations with the operations of the businesses included subsequent to their acquisition dates. The allocation of the respective purchase price is generally based upon management’s estimates of the discounted future cash flows.

2004 Business Acquisition

In April 2004, the Company acquired substantially all of the assets of the Medical Advisory Services (MAS) division of Digital Angel Corporation for $386,005. MAS provided medical advisory services to the commercial maritime industry. The acquisition has been accounted for as a purchase and constitutes a business under Emerging Issues Task Force 98-3, “Determining Whether a Transaction Is an Exchange of Similar Productive Assets or of a Business Combination,” (“EITF 98-3”).

The aggregate purchase price of $386,005 was assigned as follows:

Non-compete agreement (5 year life)	$150,000
Customer list (5 year life)	195,000
Other intangibles (1-5 year lives).	75,000
Inventory	39,991
Deferred revenue	(73,986)

$386,005

The Company evaluated the transferred set of activities, assets, inputs, outputs and processes associated with this acquisition and determined that it constituted a business. As such, the Company accounted for this acquisition as a business combination in accordance with SFAS 141. The Company expects to achieve entrance into the Commercial Maritime market which supported its recorded value.

The following table illustrates the effects on the consolidated statement of operations for the years ended December 31, 2004 and 2003, had the results of MAS been included in these reporting periods from the beginning of January 1, 2003 (MAS is a market within Company operations and although revenues are tracked separately, the Company does not track costs in this manner, nor is the information readily available. Therefore, information is only included through March 2004 as obtained from Digital Angel Corporation.):

Note 14. Acquisitions and Dispositions (continued)

	$000’s
		MAS	Proforma
Period Ended December 31, 2004	MedAire	(Unaudited)	(Unaudited)
Revenues	$25,358	$352	$25,710
Net (loss) income	(1,022)	41	(981)
Loss per share	(0.02)	(0.01)	(0.02)

	$000’s
		MAS	Proforma
Period Ended December 31, 2003	MedAire	(Unaudited)	(Unaudited)
Revenues	$17,598	$1,824	$19,422
Net (loss) income	(1,220)	(264)	(1,484)
Loss per share	(0.02)	(0.01)	(0.03)

2003 Business Acquisition

In January 2003, the Company acquired the outstanding stock of Global Doctor. The Global Doctor transaction was a step acquisition that began in 2002 as follows:

6.25% investment incurred in 2002	$410,925
Third-party direct costs incurred in 2002	240,313
93.75% investment incurred in 2003	470,812
Issuance of fully-vested options in the Company to fully-vested Global Doctor optionee holders	37,438
Third-party direct costs incurred in 2003	108,962
Cash paid to Global Doctor *	6,210

$1,274,660

The value of the 93.75% investment (10,753,765 shares of common stock issued and options issued to fully vested Global Doctor optionee holders) was determined by a third-party valuation of the Company since Global Doctor was thinly traded. The Company obtained a third-party valuation of Global Doctor to allocate the purchase price.

Summary of the net assets in the Global Doctor step acquisition:

Tangible assets *		$796,685
Intangible assets Software — 3 year life.	$101,000
Permits and agreements — 3 year life	$184,000
Trademarks and tradenames — 15 year life	$427,000

	$712,000	712,000

Goodwill		927,665

Total assets acquired		2,436,350

Current liabilities		564,288
Long-term liabilities		597,402

Total liabilities assumed		1,161,690
Net assets acquired		$1,274,660

The Company evaluated the transferred set of activities, assets, inputs, outputs and processes associated with this acquisition and determined that it constituted a business. As such the Company accounted for this acquisition as a business combination in accordance with SFAS 141.

• The Company paid $6,210 and acquired $126,434 in cash as part of the acquisition. The net amount of $120,224 is shown as net cash received in the acquisition of Global Doctor in the Statement of Cash Flows.

The Company acquired the rights to a mining tenement as part of the acquisition of Global Doctor Limited. At the date of acquisition in January 2003, there was no value assigned to the mining rights. This basis was established due to the fact that the mining rights were sold to a third party in February 2000 and in July 2003 reverted back to Global Doctor because the previous buyer could not make the mine commercially viable without incurring a substantial cost. The cash inflows related to commercial operations of the mine would have been less than the cash outflows to prepare the mine. In addition, Global Doctor was involved in a lawsuit in which the former buyer wanted Global Doctor to reimburse them for certain costs. The mining rights were not considered a pre-acquisition contingency as it was the Company’s belief that the zero fair value was adequately supported by the third-party potential buyer’s return of the rights back to the Company after determining that a mine could not be made commercially viable.

Note 14. Acquisitions and Dispositions (continued)

Subsequent to the purchase of Global Doctor, there was a change in the economic situation surrounding the value of iron ore. Due to an increase in iron ore commodity prices, the future expected cash inflows from the mining rights increased. This allowed the Company to find another buyer in November 2003.

In November 2003, the mining rights were sold to a second buyer and the Company collected $98,823 which was reflected in other income in 2003, and which is consistent with SFAS 141.

The following tables illustrate the effects on the consolidated statements of operations for the years ended December 31, 2003 and 2002, respectively, had the results of Global Doctor been included in these reporting periods from the beginning of January 1, 2002:

	$000’s
		Global
		Doctor	Proforma
Period Ended December 31, 2003	MedAire	(Unaudited)	(Unaudited)
Revenues	$17,598	$90	$17,688
Net loss	(1,220)	(78)	(1,298)
Loss per share	(0.02)	(0.00)	(0.03)

	$000’s
		Global
		Doctor	Proforma
Period Ended December 31, 2002	MedAire	(Unaudited)	(Unaudited)
Revenues	$11,336	$3,272	$14,608
Net loss	(636)	(2,853)	(3,489)
Loss per share	(0.02)	(0.08)	(0.10)

2003 Acquisition of Minority Interest of Subsidiary

The Company and two other parties created a joint venture in 1998 for medical kit assemblies called MedSpace. The Company owned 46% of MedSpace, the Company’s founder and CEO, Joan Sullivan Garrett, owned 5% and MedCrew, LLC owned 49%. A management services agreement was executed between the Company and MedSpace as well. In December 2003, the Company determined it was in its best interest to buy out the minority shareholders and cancel the management services agreement. The Company paid an aggregate of $1,102,041 to buy out the legal interests of the 49% shareholder and the 5% shareholder, and the management services agreement. The Company paid approximately $387,000 to the 49% shareholder and the 5% shareholder for their legal interest. The $387,000 repurchase amount is based on the book value of the assets acquired.

There were no intangible assets acquired with this purchase as MedSpace had no customers, suppliers or contracts. There was no manufacturing value to inventory and the fair value of the fixed assets approximated the carrying value.

The Company recorded the remaining balance, approximately $715,000, to the 49% owner and the 5% owner to terminate the management services agreement. Those services could be provided more efficiently by the Company once the Company owned 100% of MedSpace. In conjunction with this payment the MedCrew, LLC members services were terminated. The $715,000 was considered compensation expense due to the factors described above. This agreement was settled in late December 2003 and the Company recorded the transaction in 2003 but did not disburse the cash until 2004, due to the holiday schedule.

Note 15. Accrued Expenses

Accrued expenses for amounts not classified as held for sale for the years ended December 31, 2005 (unaudited) and December 31, 2004 are as follows:

	December 31,
	2005	December 31,
	(unaudited)	2004
Accrued GlobaLifeline expenses	$666,711	$646,550
Accrued insurance	425,065	323,700
Accrued rent	232,132	263,133
Accrued salaries	148,670	138,154
Accrued commission and incentive compensation	208,973	200,339
Accrued accounting fees	49,197	12,975
Accrued other operating expenses	537,017	447,462
Accrued customer overpayments	187,750	88,269
Total Accrued Expenses	$2,455,515	$2,120,582

Note 16. Assets Held for Sale Classification

On January 18, 2006, our board of directors approved the sale of the Global Doctor clinic operations to a buyer led by current management of such operations. Based on this approval, the Company and Global Health Care Pty Ltd executed a definitive Share Sale Agreement documenting the terms of the sale of all the Company’s shares in the subsidiaries that operate the Company’s Global Doctor clinic operations in exchange for $1,000,000, $50,000 of which was received related to the execution of the agreement, and the balance of which is due and payable at a closing to be held within 60 days of execution.

In December 2005, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the assets and liabilities of this subsidiary are classified as held for sale on the balance sheet. Prior periods have been reclassified for comparative purposes. The carrying amount of the major classes of assets and liabilities included as held for sale are as follows:

	December 31,
	2005	December 31,
	(unaudited)	2004

Assets:
Cash and cash equivalents	$133,927	$194,366
Accounts receivable	280,102	147,582
Inventory	31,165	20,817
Prepaids and other current assets	55,931	63,087
Goodwill	927,665	927,665
Equipment and leasehold improvements, net	263,361	331,889
Identifiable intangibles, net	349,143	470,095
Deposits	19,924	16,696
Held for Sale – Assets	$2,061,218	$2,172,197

Liabilities:
Accounts payable	$137,559	$148,523
Accrued expenses	354,655	316,119
Notes payable	—	393,598
Current portion of deferred revenue	45,218	47,652
Held for Sale – Liabilities	$537,432	$905,892

The long-lived assets are reported in the Global Doctor segment in Note 9 of the financial statements.

Due to a comment letter in process with the United States Securities and Exchange Commission, the Company is currently reviewing the original purchase price allocation related to the Global Doctor acquisition done in 2003. Any financial statement impact related to this review or the disposal of this subsidiary cannot be estimated at this time, nor can the period of effect be confirmed, however, the Company does expect to record some impact, at some period, in the financial statements.

As part of the Share Sale Agreement, the Company will be entering into a preferred provider agreement with the new owners, and therefore, the Global Doctor operations are not classified as discontinued operations in accordance with SFAS No. 144.

Note 17. Net Tangible Assets per Security (unaudited)

The disclosure of net tangible assets per security is required under the ASX listing rule 4.2A.3, however, it is not required or customary under generally accepted accounting principles in the United States of America.  Net tangible assets are determined by deducting from total tangible assets all claims on those assets ranking ahead of the ordinary securities.  The net tangible assets per security was $0.05 at December 31, 2005 and 2004.